                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                               TO RULE 13(d)-2(b)

                               (AMENDMENT NO.___)*


                               Careerbuilder, Inc.
                        -------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
              ---------------------------------------------------
                         (Title of Class of Securities)

                                   141684 10 0
                            ------------------------
                                 (CUSIP Number)

                                  March 8, 1999
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 2 of 28 PAGES
--------------------------                                    ------------------


-------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   GE Capital Equity Investments, Inc. (06-1268495)
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                      (a)/ /
                                                                         (b)/ /
   Not applicable
-------------------------------------------------------------------------------
3  SEC USE ONLY
-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                            5    SOLE VOTING POWER

                                          -0-
 NUMBER OF                -----------------------------------------------------
  SHARES                    6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY                                 917,431
   EACH                   -----------------------------------------------------
 REPORTING                  7    SOLE DISPOSITIVE POWER
PERSON WITH:
                                          -0-
                          -----------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                          917,431
-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             917,431
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    /X/

            Amount does not include 458,716 shares held by General
            Electric Pension Trust and warrant to purchase 46,875 shares owned by National Broadcasting Company, Inc., which are
            disclaimed.
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.9%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

             CO
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 3 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       General Electric Capital Corporation (13-1500700)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)/ /
                                                                         (b)/ /

       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        -0-
                          -----------------------------------------------------
 NUMBER OF                6    SHARED VOTING POWER
  SHARES
BENEFICIALLY                            917,431
 OWNED BY                 -----------------------------------------------------
   EACH                   7    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH:                            -0-
                          -----------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        917,431
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                917,431. Includes 917,431 shares owned by GE Capital Equity Investments, Inc. attributable to General Electric Capital
       Corporation as a result of its controlling interest in GE Capital
       Equity Investments, Inc.
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  /X/
                    Amount does not include 458,716 shares held by General Electric Pension Trust and warrant to purchase 46,875 shares owned by National Broadcasting Company, Inc., which are disclaimed.
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.9%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                 CO
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 4 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       General Electric Capital Services, Inc. (06-1095035)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)/ /
                                                                         (b)/ /
       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        Disclaimed (see 9 below).
                          -----------------------------------------------------
 NUMBER OF                6    SHARED VOTING POWER
  SHARES
BENEFICIALLY                            Not applicable.
  OWNED BY                -----------------------------------------------------
   EACH                   7    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH:                            Disclaimed (see 9 below).
                          -----------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        Not applicable.
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  /X/

                 Not applicable.
-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 Not applicable (see 9 above).
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

                 CO
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 5 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       General Electric Company (14-0689340)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)/ /
                                                                         (b)/ /

       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        Disclaimed (see 9 below).
                          -----------------------------------------------------
 NUMBER OF                6    SHARED VOTING POWER
  SHARES
BENEFICIALLY                            Not applicable.
 OWNED BY                 -----------------------------------------------------
   EACH                   7    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH:                            Disclaimed (see 9 below).
                          -----------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        Not applicable.
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by General Electric Company.
-------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /X/

             Not applicable.
-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Not applicable
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON

             CO
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 6 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       National Broadcasting Company, Inc. (14-1682529)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)/ /
                                                                          (b)/ /

       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        46,875
                          -----------------------------------------------------
 NUMBER OF                6    SHARED VOTING POWER
  SHARES
BENEFICIALLY                            -0-
 OWNED BY                 -----------------------------------------------------
   EACH                   7    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH:                            46,875
                          -----------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        46,875 pursuant to a warrant to purchase 46,875 shares that is exercisable on March 5, 2000.
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  /X/
               Amount does not include 917,431 shares held by GE Capital
               Equity Investments, Inc. and 458,716 shares held by General Electric Pension Trust, which are disclaimed.
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               0.2%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

               CO
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 7 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       National Broadcasting Company Holding Inc. (13-3448662)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)/ /
                                                                         (b)/ /

       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        Disclaimed (see 9 below).
                         ------------------------------------------------------
 NUMBER OF                6    SHARED VOTING POWER
  SHARES
BENEFICIALLY                            Not applicable.
 OWNED BY                ------------------------------------------------------
   EACH                   7    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH:                            Disclaimed (see 9 below).
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        Not applicable.

-------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Beneficial ownership of all shares is disclaimed by National Broadcasting Company Holding, Inc.
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES    /X/

             Not applicable.
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             Not applicable (see 9 above).
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

             CO
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 8 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       General Electric Pension Trust (14-6015763)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a)/ /
                                                                      (b)/ /

       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        -0-
                          -----------------------------------------------------
                          6    SHARED VOTING POWER
 NUMBER OF
  SHARES                                458,716
BENEFICIALLY              -----------------------------------------------------
 OWNED BY                 7    SOLE DISPOSITIVE POWER
   EACH
 REPORTING                              -0-
PERSON WITH:              -----------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        458,716
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             458,716
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   /X/
              Amount does not include 917,431 shares held by GE Capital
              Equity Investments, Inc. and warrant to purchase 46,875
              shares owned by National Broadcasting Company, Inc., which are disclaimed.
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               1.9%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

                 EP
-------------------------------------------------------------------------------

--------------------------                                    ------------------
CUSIP NO. 141684 10 0                 SCHEDULE 13G            PAGE 9 of 28 PAGES
--------------------------                                    ------------------

-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       General Electric Investment Corporation  (22-2152310)
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a)/ /
                                                                          (b)/ /

       Not applicable
-------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                          5    SOLE VOTING POWER

                                        -0-
                          -----------------------------------------------------
 NUMBER OF                 6    SHARED VOTING POWER
  SHARES
BENEFICIALLY                             458,716
 OWNED BY                 -----------------------------------------------------
   EACH                   7    SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH:                            -0-
                          -----------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                                        458,716
-------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            458,716 as Investment Manager of General Electric Pension
Trust
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     /X/
            Amount does not include 917,451 shares held by GE Capital
            Equity Investments, Inc. and warrant to purchase 46,875
            shares owned by National Broadcasting Company, Inc., which are disclaimed..
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.9%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

            CO
-------------------------------------------------------------------------------

CUSIP NO. 141684 10 0                SCHEDULE 13G            PAGE 10 of 28 PAGES


ITEM 1(a).        NAME OF ISSUER:
                  CAREERBUILDER, INC.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  11495 Sunset Hills Road
                  Reston, Virginia  20190

ITEM 2(a).        NAME OF PERSON FILING:
                  GE Capital Equity Investments, Inc. ("GECEII")
                  General Electric Capital Corporation ("GECC")
                  General Electric Capital Services, Inc. ("GECS")
                  General Electric Company ("GE")
                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH")
                  General Electric Investment Corporation ("GEIC")
                  General Electric Pension Trust ("GEPT")

                  GECEII is a wholly-owned subsidiary of GECC, which is a wholly-owned subsidiary of GECS, which is a subsidiary of GE.
                  NBC is a wholly-owned subsidiary of National Broadcasting
                  Company Holding, Inc., which is a wholly-owned subsidiary of GE. GEIC is a wholly-owned subsidiary of GE, and is the investment manager of GEPT.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  GECEII:    120 Long Ridge Road, Stamford, Connecticut 06927
                  GECC:      260 Long Ridge Road, Stamford, Connecticut 06927
                  GECS:      260 Long Ridge Road, Stamford, Connecticut 06927
                  GE:        3135 Easton Turnpike, Fairfield, Connecticut 06431
                  NBC:       30 Rockefeller Plaza, New York, New York 10112
                  NBCH:      30 Rockefeller Plaza, New York, New York 10112
                  GEIC:      3003 Summer Street, Stamford, Connecticut 06904
                  GEPT:      3003 Summer Street, Stamford, Connecticut 06904

ITEM 2(c).        CITIZENSHIP:
                  GECEII:   Delaware
                  GECC:      New York
                  GECS:      Delaware
                  GE:        New York
                  NBC:       Delaware
                  NBCH:      Delaware
                  GEIC:      Delaware
                  GEPT:      New York

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $0.001 per share

ITEM 2(e).        CUSIP NUMBER:
                  141684 10 0

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 11 of 28 PAGES


ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
                  13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                  Not applicable.

ITEM 4.           OWNERSHIP.

         (a) - (c) The response of GECEII, GECC, GECS, GE, NBC, NBCH, GEIC, GEPT to Items 5, 6, 7,8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

         Each of GECS, GE, NBCH and NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by either GECEII or GEPT. GECC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GEPT or NBC. GEIC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GECEII or NBC. NBCH and GE hereby disclaims ownership of the Common Stock of the Issuer owned by NBC.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  Not Applicable

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 12 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               FEBRUARY 14, 2000
                                     ------------------------------------
                                                       Date

                                     GE CAPITAL EQUITY INVESTMENTS, INC.

                                     By:  /s/ MICHAEL E. PRALLE
                                          --------------------------------
                                            Michael E. Pralle
                                            President and General Manager

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 13 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               FEBRUARY 14, 2000
                                        ------------------------------
                                                     Date

                                   GENERAL ELECTRIC CAPITAL
                                      CORPORATION

                                   By:  /s/ MICHAEL E. PRALLE
                                        -------------------------------
                                           Michael E. Pralle
                                           Vice President

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 14 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     FEBRUARY 14, 2000
                                               ---------------------------
                                                            Date

                                     GENERAL ELECTRIC CAPITAL
                                        SERVICES, INC.

                                     By:  /s/ MICHAEL E. PRALLE
                                          ---------------------
                                            Michael E. Pralle
                                            Atorney-in-Fact

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 15 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  FEBRUARY 14, 2000
                                             ---------------------------
                                                        Date

                                      GENERAL ELECTRIC COMPANY

                                      By:  /s/ MICHAEL E. PRALLE
                                           ---------------------
                                             Michael E. Pralle
                                             Attorney-in-Fact

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 16 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        FEBRUARY 14, 2000
                                                  ---------------------------
                                                              Date

                                              NATIONAL BROADCASTING
                                                 COMPANY, INC.

                                              By:  /s/ ELIZABETH A. NEWELL
                                                   -----------------------
                                                     Elizabeth A. Newell
                                                     Attorney-in-Fact

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 17 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          FEBRUARY 14, 2000
                                     --------------------------
                                             Date

                                NATIONAL BROADCASTING COMPANY HOLDING, INC.

                                By:  /s/ ELIZABETH A. NEWELL
                                     -----------------------
                                       Elizabeth A. Newell
                                        Attorney-in-Fact

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 18 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               FEBRUARY  14, 2000
                                           --------------------------
                                                     Date

                                         GENERAL ELECTRIC INVESTMENT CORPORATION

                                         By:  /s/ MICHAEL M. PASTORE
                                              ----------------------
                                                Michael M. Pastore
                                                Vice President

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 19 OF 28 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          FEBRUARY 14, 2000
                                     ------------------------
                                               Date

                                GENERAL ELECTRIC PENSION TRUST

                                By: General Electric Investment Corporation,
                                      its Investment Manager

                                By:  /s/ MICHAEL M. PASTORE
                                     ----------------------
                                       Michael M. Pastore
                                       Vice President

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 20 OF 28 PAGES

SCHEDULE LIST

     SCHEDULE NO.                   TITLE                      PAGE NO.

          1                Joint Filing Agreement dated            21
                           February 14, 2000 among
                           GECEII, GECC, GECS, GE,
                           NBC, NBCH, GEIC and GEPT

          2                Power of Attorney of General            23
                           Electric Company, dated as of
                           April 30, 1998    naming, among
                           others, Michael E. Pralle as
                           attorney-in-fact

          3                Power of Attorney of General
                           Electric Capital Services, Inc.,        25
                           dated as of April 30, 1998
                           naming, among others, Michael
                           E. Pralle as attorney-in-fact

          4                Power of Attorney of National           27
                           Broadcast Holding, Inc., dated
                           as of  February 8, 2000 naming
                           Elizabeth A. Newell and Susan
                           E. Weiner as attorneys-in-fact

          5                Trustees of General Electric            28
                           Pension Trust

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 21 OF 28 PAGES

                             JOINT FILING AGREEMENT

                  This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by GE Capital Equity Investments, Inc. with respect to the Common Stock of Careerbuilder, Inc. Further, each of the undersigned agrees that General Electric Capital Corporation, by and of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G or any statements on Schedule 13G relating to Careerbuilder, Inc., which may be necessary or appropriate from time to time.

Date: February 14, 2000

GE CAPITAL EQUITY INVESTMENTS, INC.

By: /s/ MICHAEL E. PRALLE
    ---------------------------
      Michael E. Pralle
      President/General Manager

GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/ MICHAEL E. PRALLE
     --------------------------
       Michael E. Pralle
       Vice President

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:  /s/ MICHAEL E. PRALLE
     --------------------------
        Michael E. Pralle
        Attorney-in-Fact*

GENERAL ELECTRIC COMPANY

By:  /s/ MICHAEL E. PRALLE
     --------------------------
        Michael E. Pralle
       Attorney-in-Fact**

------------------------
* Pursuant to a Power of Attorney attached as Schedule 3 to this Schedule 13G. ** Pursuant to a Power of Attorney attached as Schedule 2 to this Schedule 13G.

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 22 OF 28 PAGES

NATIONAL BROADCASTING COMPANY, INC.

By:  /s/ ELIZABETH A. NEWELL
     --------------------------
       Elizabeth A. Newell
       Attorney-in-Fact***

NATIONAL BROADCASTING COMPANY HOLDING, INC.

By:  /s/ ELIZABETH A. NEWELL
     --------------------------
        Elizabeth A. Newell
       Attorney-in-Fact***

GENERAL ELECTRIC PENSION TRUST

By: General Electric Investment Corporation,
       Its Investment Manager

By:  /s/ MICHAEL M. PASTORE
     --------------------------
        Michael M. Pastore
        Vice President

GENERAL ELECTRIC INVESTMENT CORPORATION

By:  /s/ MICHAEL M. PASTORE
     --------------------------
       Michael M. Pastore
       Vice President

---------------------
*** Pursuant to a Power of Attorney attached as Schedule 4 to this Schedule 13G.

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 23 OF 28 PAGES

                                   SCHEDULE II

                                POWER OF ATTORNEY

         The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporations' true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

                  Name of Attorney:

                                                     Joan C. Ambie
                                                     Nancy E. Barton
                                                     Jeffrey S. Werner
                                                     Michael A. Guadino
                                                     J. Gordon Smith
                                                     Michael E. Pralle
                                                     Paul J. Licursi

                  Each Attorney shall have the power and authority to do the following:

                  To execute and deliver any Schedule 13G, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreement and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purposes of the foregoing.

         Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 24 OF 28 PAGES

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                            General Electric Company

         (Corporate Seal)                   By: /s/  PHILIP D. ARNEEN
                                                -----------------------------
                                                Philip D. Arneen, Vice President

Attest:

/s/ ROBERT E. HEALING
--------------------------------------
Robert E. Healing, Attesting Secretary

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 25 OF 28 PAGES

                                  SCHEDULE III

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delawere corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporations' true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

                  Name of Attorney:

                                                     Michael A. Guadino
                                                     J. Gordon Smith
                                                     Michael E. Pralle
                                                     Paul J. Licursi

                  Each Attorney shall have the power and authority to do the following:

                  To execute and deliver any Schedule 13G, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities and Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreement and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purposes of the foregoing.

         Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                                 General Electric Capital Services, Inc.

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 26 OF 28 PAGES

     (Corporate Seal)             By:  /s/ NANCY E. BARTON
                                       --------------------------------------
                                       Nancy E. Barton, Senior Vice President

Attest:

/s/ BRIAN T. MCANANEY
--------------------------------------
Brian T. McAnaney, Assisting Secretary

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 27 OF 28 PAGES

                                   SCHEDULE IV

                                POWER OF ATTORNEY

         The undersigned, National Broadcasting Company Holding, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as true and lawful agents and attorneys-in-fact (hereinafter referred to as the "Attorney") of the Corporation to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

                  Name of Attorney: Elizabeth A. Newell
                                    Susan E. Weiner

                  Each Attorney shall have the power and authority to do the following:

         To execute and deliver Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by National Broadcasting Company Holding, Inc. or any of its subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient of the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed on this 8th day of February, 2000.

                                            NATIONAL BROADCASTING COMPANY
                                            HOLDING, INC.

                                            By:  /s/  MARK BEGOR
                                                 ------------------------------
                                                 Mark Begor
                                                 Vice President

CUSIP NO. 141684 10 0               SCHEDULE 13G            PAGE 28 OF 28 PAGES

                                   SCHEDULE V

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

The names of the Trustees of General Electric Pension Trust are as follows:

Eugene K. Bolton
Michael J. Cosgrove
Ralph R. Layman
Alan M. Lewis
Robert A. MacDougall
John H. Myers
John J. Walker
Donald W. Torey